Exhibit 99.1

        UNIVERSAL TECHNICAL INSTITUTE, INC. REPORTS 22% REVENUE GROWTH AND 14% NET INCOME IMPROVEMENT FOR THE SECOND QUARTER OF FISCAL 2005

    PHOENIX, May 4 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the second quarter of fiscal 2005, ended March 31, 2005.

    Operating Performance
    Net revenues for the second quarter were $77.5 million, a 21.7% increase from $63.7 million for the same quarter last year. The primary driver of the growth was higher average student enrollment combined with modest tuition increases.

    Income from operations for the second quarter of fiscal 2005 was $14.4 million, a 6.9% increase from $13.5 million for the second quarter of fiscal 2004. The increase primarily relates to growth in overall revenue partially offset by educational services and facilities and selling, general and administrative costs.

    Operating margin for the second quarter of fiscal 2005 was 18.6%, down from 21.2% for the same quarter last year. This is due to the company expanding its capacity by more than 20% during the fourth quarter of fiscal 2004, to allow for future growth of the business. As a result, occupancy cost in the second quarter of 2005 represents a higher percentage of revenue as compared to the prior year quarter. Advertising costs and sales representative compensation were also higher as a percentage of revenue, in support of filling the increased capacity at existing and future locations.

    Net income for the second quarter of fiscal 2005 was $9.2 million, or $0.32 per diluted share, a 13.6% increase from $8.1 million, or $0.28 per diluted share, for the same quarter in fiscal 2004. Net income margin for the second quarter of fiscal 2005 was 11.8% compared to 12.6% for the second fiscal quarter of 2004.

    Fiscal 2005 Six Month Operating Performance
    Net revenues for the first six months of fiscal 2005 were $150.8 million, a 22.9% increase from $122.7 million for the same period in the previous year. Income from operations for the six months ended March 31, 2005 was $29.9 million, an increase of 8.7% as compared to the same period in the previous year. Operating margin for the first six months of fiscal 2005 was 19.8% down from 22.4% for the first six months of fiscal 2004. Expansion costs related to occupancy, advertising and sales representative compensation costs for the first half of fiscal 2005 were higher as a percentage of revenue as compared to the same period last year. Net income for the six months ended March 31, 2005 was $19.0 or $0.67 per diluted share, a 22.4% increase from net income of $15.5 million or $0.58 per diluted share, for the same period in fiscal 2004. Net income margin for the first six months of fiscal 2005 and fiscal 2004 was 12.6%.

    "We are excited to announce steady progress on our expansion efforts," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "During our second fiscal quarter we closed on our Norwood facility near Boston and have begun the retrofit of the existing building. In addition we amended our Exton, Pennsylvania lease to allow for the expansion of our Diesel program that is planned to open during the fourth quarter of fiscal 2005. Construction has also begun to increase our capacity in Houston, Texas for the Collision Repair and Refinish program. We are focused on meeting the needs of our customers in the geographic regions that support strong placement opportunities for our students and expanding our national footprint," concluded McWaters.

    Balance Sheet
    At March 31, 2005, the company had $46.8 million in cash and cash equivalents, compared with $42.6 million at the end of fiscal 2004 ended September 30, 2004. In addition, the company had a restricted investment of $16.1 million at March 31, 2005 and $10.4 million of restricted cash at September 30, 2004 securing a letter of credit with the Department of Education.

    At March 31, 2005, the company had shareholders' equity of $77.5 million, compared with shareholders' equity of $55.0 million at September 30, 2004. Cash flow provided from operations was $34.8 million for the first half of fiscal 2005, compared with $31.2 million generated for the same period last year.

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended March 31, 2005 was 15,517 students, representing an increase of 19.3% from 13,006 students for the same period a year ago. Average undergraduate enrollment for the six months ended March 31, 2005 was 15,521, an increase of 20.0% from 12,931 for the same period a year ago.

    Undergraduate enrollment at the end of the second quarter of fiscal 2005 was 15,155 students, compared with 12,834 students at the end of the second quarter of fiscal 2004.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.

    Fiscal Year Ending September 30, 2005
    The company is targeting a 21% to 23% increase in net revenue for the year ending September 30, 2005. The above target is unchanged from the company's prior guidance. The company is currently planning to open one new campus in Norwood, MA during the fourth quarter of fiscal 2005 with an additional campus in Sacramento, CA opening in the first half of fiscal 2006. A full year of pre-opening costs are anticipated to be incurred for the Norwood facility and a partial year of costs are anticipated to be incurred related to the Sacramento facility. A significant portion of these costs relate to sales and marketing efforts in support of the planned new campus openings. The company is reconfirming guidance for net income margins. Fiscal 2005 net income margins are expected to range from 11.0% to 11.5%.

    Recent Accounting Pronouncements
    In December 2004, the Financial Accounting Standards Board (FASB) issued a Statement of Financial Accounting Standard (SFAS) related to accounting for stock based compensation. The pronouncement as originally defined impacted the company's fourth fiscal quarter of 2005. The pronouncement was recently delayed and is currently scheduled to impact fiscal 2006.

    Fiscal 2006 Outlook
    The company expects to sustain revenue growth over the next two years in the 20% to 25% range. The company anticipates this growth will come from three primary sources:

    .  Enrollment growth in the mid to high teens per year;

    .  Program extension and new elective growth; and

    .  Tuition increases of approximately 3% to 5% per year.

    The company has typically experienced seasonality during the year. Historically, the company has experienced its highest revenue during the fourth quarter of the fiscal year. During the fall, the student population typically reaches its highest point. School is not in session during the one-week holiday break which occurs in December. As a result, first quarter revenue does not correlate to the peak in student population. Operating income typically is the lowest during the third fiscal quarter, ending in June, due to a lower population of students. Significant variations in quarterly operating margins have historically been attributable to expansion related activities. The company's costs do not vary significantly with changes in student population within existing campuses. The company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however as a result of new school openings, new program introductions and increased enrollments of adult students.

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its second quarter fiscal 2005 results today at 2:00 p.m. Phoenix time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new campuses or campus expansions, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

              UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (In thousands, except per share amounts)

                                      Three Months Ended         Six Months Ended
                                          March 31,                  March 31,
                                    -----------------------   -----------------------
                                       2005         2004         2005         2004
                                    ----------   ----------   ----------   ----------
Net Revenues                        $   77,482   $   63,684   $  150,818   $  122,727

Operating expenses:
 Educational services and
  facilities                            34,958       28,230       68,311       53,832
 Selling, general and
  administrative                        28,095       21,960       52,602       41,387
   Total operating expenses             63,053       50,190      120,913       95,219
Income from operations                  14,429       13,494       29,905       27,508

Other (income) expense:
 Interest income                          (332)         (50)        (590)         (75)
 Interest expense                           16          195           57        1,010
 Other expense                              --           --           --          752
   Total other expense                    (316)         145         (533)       1,687
Income from continuing
 operations  and before income
  taxes                                 14,745       13,349       30,438       25,821
Income tax expense                       5,590        5,293       11,455       10,313
Net income                               9,155        8,056       18,983       15,508
Preferred stock dividends                   --           --           --          776
Net income available to common
 shareholders                       $    9,155   $    8,056   $   18,983   $   14,732

Earnings per share:
Net income per share - basic        $     0.33   $     0.29   $     0.68   $     0.68
Net income per share - diluted      $     0.32   $     0.28   $     0.67   $     0.58

Weighted average number of
 common shares outstanding:
Basic                                   27,894       27,707       27,845       21,573
Diluted                                 28,566       28,452       28,523       26,695

Other Data:
Depreciation and amortization (1)   $    2,364   $    2,018   $    4,565   $    4,113
Number of campuses                           8            7            8            7
Average undergraduate enrollment        15,517       13,006       15,521       12,931

                                  For the Period Ended
                             ----------------------------
                               March 31,    September 30,
Balance Sheet Data:              2005           2004
--------------------------   ------------   -------------
Cash and cash equivalents    $     46,836   $      42,602
Current assets               $     88,566   $      77,128
Working capital              $     11,546   $       6,612
Total assets                 $    165,436   $     136,316
Total long-term debt         $          3   $           6
Total debt                   $         13   $          43
Total shareholders' equity
 (deficit)                   $     77,461   $      55,025

(1) Depreciation and amortization includes amortization of the restricted investment of $78 for the three months and $134 for the six months ended March 31, 2005.

SOURCE  Universal Technical Institute, Inc.
    -0-                             05/04/2005
    /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., +1-623-445-9402; or General Information, Laurie Berman, +1-310-854-8315, or Investor/Analyst Information, Jill Fukuhara Peters, +1-310-854-8312, both of Financial Relations Board, for Universal Technical Institute, Inc./
    /Web site:  http://www.uticorp.com /